EXECUTION COPY

MLA No. 000976C

OMNIBUS FIRST AMENDMENT

THIS OMNIBUS FIRST AMENDMENT (this “Amendment”) is entered into as of November 26, 2019 between CHUGACH ELECTRIC ASSOCIATION, INC. (the “Company”) and CoBANK, ACB (“CoBank”).

BACKGROUND

CoBank and the Company are parties to (a) a Second Amended and Restated Master Loan Agreement dated as of June 30, 2016 and numbered 000976B (as supplemented prior to the date hereof, the “MLA”) and (b) a Supplement to Second Amended and Restated Master Loan Agreement (Term Loan) dated as of June 30, 2016 relating to Loan No. ML0976T3 (the “Term Loan Supplement”).  The parties now desire to amend the MLA and the Term Loan Supplement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used in this Amendment and not defined herein shall have the meanings given to those terms in the MLA.

SECTION 2.  Amendments.

2.1    Amendment to Section 5.06(A) of the MLA.  Section 5.06(A) of the MLA is amended in its entirety to read as follows:

(A)    Annual Financial Statements.  As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual financial statements of the Company prepared in accordance with GAAP consistently applied.  Such financial statements shall: (1) be audited by a nationally recognized firm of independent certified public accountants selected by the Company; (2) be accompanied by a report of such accountants containing an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based that would result in such opinion being qualified) to the effect that the financial statements present fairly, in all material respects, the financial position of the Company as at the end of the year and the results of its operations for the year then ended, in conformity with GAAP; (3) be prepared in reasonable detail and in comparative form; and (4) include a balance sheet, a statement of operations, a statement of changes in equities and margins and a statement of cash flows, and all notes and schedules relating thereto.

2.2    Amendments to Section 5.06(D) of the MLA.  Section 5.06(D) of the MLA is amended by (a) deleting the phrase “, if adversely decided,” in clause (1) thereof, (b) replacing each reference therein to “could have a Material Adverse Effect” with “could reasonably be expected to have a Material Adverse Effect”, (c) deleting the phrase “if true or proven,” in clause (2)(ii) thereof and (d) renumbering clause (iii) thereof as clause “(3)”.

2.3    Amendment to Section 6.09 of the MLA.  Section 6.09 of the MLA is amended in its entirety to read as follows:

SECTION 6.09.[Reserved].

2.4    Amendment to Section 10.10 of the MLA.  Section 10.10 of the MLA is amended by deleting the phrase “or by Section 6.09(B) hereof” contained therein.

2.5    Deletion of Section 10.11 and Article 11 of the MLA.    Section 10.11 and Article 11 are deleted from the MLA in their entirety.

2.6    Amendment to Section 10(C) of the Term Loan Supplement.    Section 10(C) of the Term Loan Supplement is amended and restated in its entirety to read as follows:

(C)Inability to Determine Rates.    If, prior to the first day of any LIBOR Period for any LIBOR Rate Loan,  CoBank shall have determined (which determination shall be presumed correct absent manifest error), that (1) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such LIBOR Period, (2) by reason of any changes arising after the date of this Supplement,  the LIBOR Rate determined or to be determined for such LIBOR Period will not adequately and fairly reflect the cost to CoBank of making or maintaining its loans during such LIBOR Period or (3) the LIBOR Scheduled Unavailability Date (as defined below) has occurred, CoBank shall, as soon as practicable thereafter, give notice of such determination to the Company.  In the event of any such determination under clauses (1), (2) or (3) above, until CoBank shall have advised the Company that the circumstances giving rise to such notice no longer exist, (i) any request by the Company for LIBOR Rate Loans shall be deemed to be a request for a Loan bearing interest based on the Base Rate Option, (ii) any request by the Company for conversion into or continuation of LIBOR Rate Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans and (iii) any Loans that were to be converted or continued as LIBOR Rate Loans on the first day of a LIBOR Period shall be converted to or continued as Base Rate Loans.  Until such notice has been withdrawn by CoBank, no further LIBOR Rate Loans shall be made or continued as such, nor shall the Company have the right to convert any Loans to LIBOR Rate Loans.

Notwithstanding anything to the contrary contained in this Supplement, the MLA or any other Loan Document, but without limiting the immediately preceding paragraph of this clause (C), if CoBank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), or the Company shall notify CoBank that the Company shall have determined (which determination likewise shall be final and conclusive and binding upon all parties hereto), that (a) the circumstances described in the immediately preceding paragraph of this clause (C) have arisen and that such circumstances are unlikely to be temporary, (b) the relevant administrator of the LIBOR Rate or a Governmental Authority having or purporting to have jurisdiction over CoBank has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available, or used for determining interest rates for loans in the applicable currency (such specific date, the “LIBOR Scheduled Unavailability Date”), or (c) syndicated credit facilities among national and/or regional banks active in leading and participating in such facilities currently being executed, or that include language similar to that contained in this paragraph, are being executed or amended (as applicable) to incorporate or adopt a new interest rate to replace the LIBOR Rate for determining interest rates for loans in the applicable currency, then, reasonably promptly after such

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determination by CoBank or receipt by CoBank of such notice, as applicable, CoBank and the Company may amend this Supplement to replace the LIBOR Rate with an alternate rate of interest, giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative rates of interest (any such proposed rate, a “LIBOR Replacement Rate”), and make such other related changes to this Supplement and the other Loan Documents as may be necessary or appropriate, in the opinion of CoBank and the Company, to effect the provisions of this paragraph (provided that any definition of the LIBOR Replacement Rate shall specify that in no event shall such LIBOR Replacement Rate be less than zero for purposes of this Supplement).  The LIBOR Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for CoBank, such LIBOR Replacement Rate shall be applied as otherwise reasonably determined by CoBank.  For the avoidance of doubt, the parties hereto agree that unless and until a LIBOR Replacement Rate is determined and an amendment to this Supplement is entered into to effect the provisions of this paragraph, if the circumstances under clauses (a) and (b) of this paragraph exist, the provisions of the immediately preceding paragraph of this clause (C) shall apply.

SECTION 3.  Representations and Warranties.  To induce CoBank to enter into this Amendment, the Company represents and warrants that: (A) no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the execution, delivery, performance or enforcement of this Amendment; (B)  the Company is in compliance with all of the terms of the MLA, the Term Loan Supplement and the other Loan Documents, and no Default or Event of Default exists; and (C) this Amendment has been duly authorized, executed and delivered, and creates legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the rights of creditors generally.  Without limiting clause (B) above, the Company represents and warrants that it is in compliance with all notice provisions of the MLA, including, without limitation, the requirement to notify CoBank of the commencement of material litigation and of certain environmental matters.

SECTION 4.   Effectiveness.  This Amendment shall become effective when CoBank has executed this Amendment and has received an executed counterpart hereof executed by the Company.

SECTION 5.  Governing Law.    Except to the extent governed by applicable federal Law, this Amendment shall be governed by the Laws of the State of Colorado, without reference to choice of law doctrine.

SECTION 6.  Confirmation.  Except as modified herein, the MLA and the Term Loan Supplement shall remain in full force and effect as written.

SECTION 7.  Counterparts and Electronic Delivery.  This  Amendment may be executed in counterparts (and by different parties in different counterparts), each of which shall constitute an original, and all of which when taken together shall constitute a single agreement.  In addition, this Amendment may be delivered by electronic means.

[Signatures begin on next page]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and/or directors as of the date shown above.

CoBANK, ACB		CHUGACH ELECTRIC ASSOCIATION INC.

By:	/s/ Jake Good	By:
Title:	Vice President	Title:

Chugach Electric Association, Inc. – Omnibus First Amendment

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and/or directors as of the date shown above.

CoBANK, ACB	CHUGACH ELECTRIC ASSOCIATION INC.

By:	By:	/s/ Lee D. Thibert
Title:	Title:	CEO

Chugach Electric Association, Inc. – Omnibus First Amendment